Exhibit 21

List of Subsidiaries

Boxlight Inc., a Washington corporation

Boxlight Latinoamerica, S.A. DE C.V., a Mexico corporation

Boxlight Latinoamerica Servicios, S.A. DE C.V., a Mexico corporation

Boxlight Group Ltd., a U.K. limited company

EOSEDU, LLC, a Nevada limited liability company

Sahara Presentation Systems Limited, a U.K. limited company

Sahara Presentation Systems Ltd., a U.K. company

Sedao Limited, a U.K. company

Clevertouch B.V., a Holland company

Sahara Nordic OY, a Finland company

Sahara Nordic AB, a Sweden company

Sahara Presentation Systems, Inc., a Delaware company

Sahara Presentation Systems GmbH, a Germany company

Interactive Concepts, BV., a Belgium company

FrontRow Calypso, a California company